Exhibit 10.26

AMENDMENT NO. 2

YELLOW ROADWAY CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 2005)

WHEREAS, Yellow Roadway Corporation (the “Company”) maintains the Yellow Roadway Corporation Retirement Savings Plan (the “Plan”) for the benefit of the employees of the Company and its participating affiliates;

WHEREAS, Section 5.03(a) of the Plan provides that the Administrative Committee for the Plan shall establish an “Employer Stock Fund” which shall invest in common stock of the Company;

WHEREAS, Sections 5.03(a) and (b) of the Plan provide that the Administrative Committee for the Plan shall establish a “SCS Transportation Stock Fund” for the retention of shares of SCS Transportation, Inc. which were received in a corporation spinoff;

WHEREAS, Section 5.06(b) of the Plan provides that, except as otherwise provided in Section 13.07 of the Plan, the following Participant accounts shall be invested in the Employer Stock Fund: (i) Prior PAYSOP Account, (ii) Prior Profit Sharing “A” Account, (iii) Performance-Based Contribution Account, (iv) the portion of the Matching Contribution Account attributable to certain Nondiscretionary Matching Contributions, (v) Roadway Matching Contribution Account, to the extent it was invested in Employer Stock on December 31, 2004, and (vi) Roadway Stock Bonus Account, to the extent it was invested in Employer Stock on December 31, 2004 (collectively, the “Employer Stock Fund Accounts”).

WHEREAS, Section 9.01(a) of the Plan provides that the Company, through action of its Board of Directors or the Compensation Committee of its Board of Directors, may amend the Plan at any time;

WHEREAS, Section 13.07(a) of the Plan generally provides that a participant who has attained age 55 may elect to diversify a certain percentage of his or her Employer Stock Fund Accounts by liquidating Employer Stock held in those Accounts and transferring the proceeds into other investment funds available under the Plan; and

WHEREAS, the Corporation desires to amend the Plan (i) to allow a participant to diversify up to 100% of his or her Employer Stock Fund Accounts at any time, (ii) to provide for the elimination of the SCS Transportation Stock Fund as an investment fund under the Plan, and (iii) to comply with final Treasury Regulations under Section 401(k) of the Internal Revenue Code of 1986, as amended, that become effective January 1, 2006.

NOW, THEREFORE, BE IT RESOLVED, that, effective January 1, 2006, the Plan shall be amended as follows:

1.	Restate Section 3.11(c) in its entirety as follows:

(c) Return of Pre-Tax Contributions. If, after the end of a Plan Year, it is determined that the ADP Test has not been satisfied, the Administrative Committee shall direct the Trustee to return the required amount under Code Section 401(k) of the affected Highly Compensated Employees’ Pre-Tax Contributions for the Plan Year (including income allocable to those Pre-Tax Contributions calculated in accordance with the Treasury regulations under Code Section 401(k)), beginning with the Highly Compensated Employees who contributed the highest dollar amount of Pre-Tax Contributions. Income or loss allocable to the period between the end of the Plan Year and the date of distribution shall be distributed with the return of the Pre-Tax Contributions, and the income or loss shall be calculated in accordance with Treasury regulations under Code Section 401(k). Any Matching Contributions attributable to Pre-Tax Contributions returned pursuant to this Section 3.11 (including income allocable to those Matching Contributions, calculated in accordance with Treasury regulations under Code Section 401(m)) shall be withdrawn from the affected Highly Compensated Employees’ Matching Contribution Accounts and used to reduce future Matching Contributions. The return of Pre-Tax Contributions (and income thereon) and the withdrawal of Matching Contributions (and income thereon) shall occur before the end of the Plan Year following the Plan Year in which the Plan failed to satisfy the ADP Test and shall be accomplished by a proportionate reduction in the Investments Funds in which the affected Highly Compensated Employees’ Pre-Tax Contribution Account and Matching Contribution Account are invested.

2.	Redesignate Section 3.11(d) as Section 3.11(d)(i) and add the following new Section 3.11(d)(ii):

(ii) Notwithstanding (i) above, Qualified Nonelective Contributions shall not be taken into account for an applicable Plan Year for a Nonhighly Compensated Employee to the extent the contributions exceed the product of that Nonhighly Compensated Employee’s Compensation and the greater of 5% or two times the Plan’s “representative contribution rate.” Any Qualified Nonelective Contribution taken into account for the ADP Test under Treasury Regulations Section 1.401(k)-2(a)(6) (including the determination of the representative contribution rate for purposes of Treasury Regulations Section 1.401(k)-2(a)(6)(iv)(B)) shall not be taken into account for purposes of this subsection (d)(ii) (including the determination of the representative contribution rate). For purposes of this subsection (d)(ii), (A) the Plan’s “representative contribution rate” is the lowest applicable contribution rate of any eligible Nonhighly Compensated Employee among a group of eligible Nonhighly Compensated Employees that consists of half of all eligible Nonhighly Compensated Employees for the Plan Year (or, if greater, the lowest applicable contribution rate of any eligible Nonhighly Compensated Employee in the group of all eligible Nonhighly Compensated Employees for the applicable Plan Year and who is employed by the Employer on the last day of the applicable Plan Year), and (B) the “applicable contribution rate” for an eligible Nonhighly Compensated Employee is the sum of the Matching Contributions taken into account under this subsection for the Employee for the Plan Year and the Qualified Nonelective Contributions made for that Employee for the Plan Year, divided by that Employee’s Compensation for the same period.

3.	Restate Sections 3.11(e)(i) and (ii) in their entireties as follows:

(i) If this Plan is aggregated with one or more other plans in order for this Plan or the other plan or plans to satisfy the requirements of Code Section 401(a)(4) or 410(b), then the ADP Test shall be applied by determining the Average Deferral Percentages of Eligible Employees as if the aggregated plans were a single plan (this Plan and the other plan or plans may be aggregated under this Section 3.11(e)(i) only to the extent permitted under Code Section 401(k), 401(a)(4) or 410(b));

(ii) The Average Deferral Percentage for any Highly Compensated Employee who is eligible to make “elective deferrals” (within the meaning of Code Section 402(g)) under two or more cash or deferred arrangements of an Employer or an Affiliate shall be determined as if all those elective deferrals were made under a single arrangement (to the extent permitted by, and in accordance with the requirements of, with Treasury Regulations under Code Section 401(k));

4.	Restate Section 5.02 in its entirety as follows:

Section 5.02 Vesting. A Participant shall at all times have a 100% vested and nonforfeitable interest in all his Accounts.

5.	Add the following new Section 6.01(c);

(c) Notwithstanding (a) and (b) above, an Employee who changes status from a common law employee to a Leased Employee of any Employer or Affiliate shall not be treated as having terminated employment with the Employers and Affiliates.

6.	Restate Section 6.08(e)(ii) in its entirety as follows:

(ii) Definition of Financial Hardship. For purposes of this Section 6.08(e), financial hardship shall mean an immediate and heavy financial need of the Participant that cannot be satisfied from other reasonably available resources on account of:

(A) Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(B) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(C) Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant’s Spouse, children, or dependents (as defined in Code Section 152, and, for Plan Years beginning on and after January 1, 2005, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(D) Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;

(E) Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on and after January 1, 2005, without regard to Code Section 152(d)(1)(B)); or

(F) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

7.	Add the following sentence after the first sentence of Section 13.07(a) of the Plan:

Effective January 1, 2006, a Participant may elect, at the time and in the manner prescribed by the Administrative Committee, to diversify up to 100% of one or more of the foregoing Accounts regardless of the Participant’s age.

AND BE IT FURTHER RESOLVED, that, effective February 28, 2006, the Plan shall be amended by deleting Section 5.03(b), and restating Section 5.03(a) in its entirety as follows:

Section 5.03 Establishment of Investment Funds. There shall be established within the Trust Fund Investment Funds selected by the Administrative Committee. The Administrative Committee may add or eliminate Investment Funds at its discretion, provided there are at least four Investment Funds, including the Employer Stock Fund.

AND BE IT FURTHER RESOLVED, that the cross references in the Plan shall be redesignated, as necessary, in accordance with the foregoing resolutions.

AND BE IT FURTHER RESOLVED, that, except as otherwise amended by the Amendment No. 2, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on this 29th day of December, 2005.

Yellow Roadway Corporation
By:	Benefits Administrative Committee

By:	/S/ HAROLD D. MARSHALL
Name:	Harold D. Marshall
Title:	Vice President – Employment Benefits Chairman, Benefits Administrative Committee

5